Exhibit 3.2.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRAC INTERMODAL LLC

A Delaware Limited Liability Company

Dated as of July 12, 2012

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of July 12, 2012 (this “Agreement”), of TRAC Intermodal LLC, a Delaware limited liability company (the “Company”), by TRAC Intermodal Holding Corp., a company incorporated and existing under the laws of Delaware, as the sole member of the Company (the “Member”).

RECITAL

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on July 12, 2012;

ARTICLE I

DEFINITIONS

Section 1.1                       Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Act.

ARTICLE II

GENERAL PROVISIONS

Section 2.1                          Formation. The Member has formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed with the Secretary of State of the State of Delaware in conformity with the Act.

Section 2.2                          Name. The name of the Company is “TRAC Intermodal LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 2.3                          Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company’s registered agent in the State of Delaware is, The Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808. The Member may, from time to time, change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate of Formation to reflect such change(s).

Section 2.4                          Place of Business. The business address of the Company shall be determined by the Member. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Member may deem advisable.

Section 2.5                          Purpose; Nature of Business Permitted; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.6                          Term. Subject to the provisions of Article VI below, the Company shall have a perpetual life.

Section 2.7                          Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes shall be determined by the Member.

ARTICLE III

MEMBERS

Section 3.1                          The Member. The name, address and Common Interest Percentage (as hereinafter defined) of the Member(s) are set forth on Schedule A hereto.

Section 3.2                          Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting, or without a meeting by written consent of the Member. Meetings of the Member may be called at any time by the Member.

Section 3.3                          Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 3.4                          Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

Section 3.5                          Admission of Members. New members may be admitted only upon the approval of the member.

ARTICLE IV

THE BOARD

Section 4.1                          Management By Board of Managers.

(a)                                 Subject to such matters which are expressly reserved hereunder to the Member for decision, the business and affairs of the Company shall be managed by a Board of Managers (the “Board”), which shall be responsible for policy setting and approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to three (3) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member. The

Managers shall be elected by a Majority of Members. The Board initially shall consist of three (3) individuals and the initial Managers shall be Keith Lovetro, Christopher Annese and Gregg F. Carpene.

(b)                                Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Board.

(c)                                 Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

Section 4.2                          Action by the Board.

(a)                                 Meetings of the Board may be called by any Manager upon twenty four (24) hours prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(b)                                Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve the action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.

Section 4.3                          Power to Bind Company. None of the Managers (acting in their capacity as such) shall have any authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

Section 4.4                          Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS

Section 5.1                          Capital Structure. The capital structure of the Company shall consist of one class of common interests (“Common Interests”). All Common Interests shall be identical with each other in every respect. The member shall own all of the Common Interests issued and outstanding.

Section 5.2                          Capital Contributions. From time to time, the Member may determine that the Company requires capital and may make capital contributions in an amount to be determined by the Member. A Capital account shall be maintained for the Member, to which contributions and losses shall be charged.

ARTICLE VI

PROFITS, LOSSES AND DISTRIBUTIONS

Section 6.1                          Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

Section 6.2                          Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by a Majority of Member. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE VII

EVENTS OF DISSOLUTION

Section 7.1                          Events. The Company shall be dissolved and its affairs wound up upon the occurrence of either of the following events:

(a)                                 The Member votes for dissolution; or

(b)                                A judicial dissolution of the Company under Section 18-802 of the Act.

ARTICLE VIII

TRANSFER OF INTERESTS IN THE COMPANY

Section 8.1                          Transfer of Interests. The member may sell, convey, assign, transfer, pledge, grant a security interest in or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

Section 9.1                          Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member nor the Managers, nor any of their respective officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct, or gross negligence.

Section 9.2                          Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 9.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred in defending any Claim by (y) any Member or Manager, or any officer, director, stockholder, partner, member, manager, or affiliate of any Member or Manager, shall be paid by the Company and (z) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Member in its sole and absolute discretion, upon such terms and conditions, if any, as a Majority of Members deems appropriate, in each case, in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 9.2.

Section 9.3                          Amendments. Any repeal or modification of this Article IX by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article IX, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE X

MISCELLANEOUS

Section 10.1                  Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

Section 10.2                  Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the member or is none is specified as of the date of such approval or as otherwise provided in the Act.

Section 10.3                  Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 10.4                  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

Section 10.5                  Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

TRAC INTERMODAL HOLDING CORP.

By:	/s/ Gregg F. Carpene
Name: Gregg F. Carpene
Title: Vice President/General Counsel/Sec.

Schedule A

Common Interest Percentages

Name and Address of Members	Common Interest
Percentage

TRAC INTERMODAL HOLDING CORP.	100%